SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*




                             NewPower Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    652463100
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                January 23, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         652463100

--------------------------------------------------------------------------------
   1)  Names of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
            Tudor Investment Corporation
       -------------------------------------------------------------------------
            22-2514825
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
          ----------------------------------------------------------------------
       (b)         X
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
   4)  Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially       (6)  Shared Voting Power                  2,820,787
Owned by Each           --------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       0
With                    --------------------------------------------------------
                   (8)  Shared Dispositive Power             2,820,787
--------------------------------------------------------------------------------
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person   2,820,787
--------------------------------------------------------------------------------
  10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
  11)  Percent of Class Represented by Amount in Row 9         4.90%
--------------------------------------------------------------------------------
  12)  Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

CUSIP No.         652463100

--------------------------------------------------------------------------------
   1)  Names of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
            Paul Tudor Jones, II
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
          ----------------------------------------------------------------------
       (b)         X
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
   4)  Citizenship or Place of Organization           USA
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially       (6)  Shared Voting Power                  3,023,100
Owned by Each           --------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       0
With                    --------------------------------------------------------
                   (8)  Shared Dispositive Power             3,023,100
--------------------------------------------------------------------------------
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person   3,023,100
--------------------------------------------------------------------------------
  10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
  11)  Percent of Class Represented by Amount in Row 9         5.25%
--------------------------------------------------------------------------------
  12)  Type of Reporting Person (See Instructions)             IN
--------------------------------------------------------------------------------

CUSIP No.         652463100

--------------------------------------------------------------------------------
   1)  Names of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
            Tudor Proprietary Trading, L.L.C.
       -------------------------------------------------------------------------
            13-3720063
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
          ----------------------------------------------------------------------
       (b)         X
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
   4)  Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially       (6)  Shared Voting Power                    202,313
Owned by Each           --------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       0
With                    --------------------------------------------------------
                   (8)  Shared Dispositive Power               202,313
--------------------------------------------------------------------------------
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person     202.313
--------------------------------------------------------------------------------
  10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
  11)  Percent of Class Represented by Amount in Row 9         0.35%
--------------------------------------------------------------------------------
  12)  Type of Reporting Person (See Instructions)             OO
--------------------------------------------------------------------------------

CUSIP No.         652463100

--------------------------------------------------------------------------------
   1)  Names of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
            The Tudor BVI Global Portfolio Ltd.
       -------------------------------------------------------------------------
            98-0223576
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
          ----------------------------------------------------------------------
       (b)         X
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
   4)  Citizenship or Place of Organization           Cayman Islands
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially       (6)  Shared Voting Power                    419,539
Owned by Each           --------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       0
With                    --------------------------------------------------------
                   (8)  Shared Dispositive Power               419,539
--------------------------------------------------------------------------------
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person     419,539
--------------------------------------------------------------------------------
  10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
  11)  Percent of Class Represented by Amount in Row 9         0.73%
--------------------------------------------------------------------------------
  12)  Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

CUSIP No.         652463100

--------------------------------------------------------------------------------
   1)  Names of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
            The Altar Rock Fund L.P.
       -------------------------------------------------------------------------
            06-1558414
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
          ----------------------------------------------------------------------
       (b)         X
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
   4)  Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially       (6)  Shared Voting Power                     14,555
Owned by Each           --------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       0
With                    --------------------------------------------------------
                   (8)  Shared Dispositive Power                14,555
--------------------------------------------------------------------------------
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person      14,555
--------------------------------------------------------------------------------
  10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
  11)  Percent of Class Represented by Amount in Row 9         0.03%
--------------------------------------------------------------------------------
  12)  Type of Reporting Person (See Instructions)             PN
--------------------------------------------------------------------------------

CUSIP No.         652463100

--------------------------------------------------------------------------------
   1)  Names of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
            The Raptor Global Portfolio Ltd.
       -------------------------------------------------------------------------
            98-0211544
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
          ----------------------------------------------------------------------
       (b)         X
          ----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3)  SEC Use Only
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
   4)  Citizenship or Place of Organization           Cayman Islands
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            0
Number of Shares        --------------------------------------------------------
Beneficially       (6)  Shared Voting Power                  2,386,693
Owned by Each           --------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       0
With                    --------------------------------------------------------
                   (8)  Shared Dispositive Power             2,386,693
--------------------------------------------------------------------------------
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person   2,386,693
--------------------------------------------------------------------------------
  10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
  11)  Percent of Class Represented by Amount in Row 9         4.15%
--------------------------------------------------------------------------------
  12)  Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               NewPower Holdings Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               One Manhattanville Road
               Purchase, NY  10577

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Altar Rock Fund L.P. ("Altar Rock")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT and Altar Rock is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:
               Mr. Jones is a citizen of the United States
               TPT is a Delaware limited liability company
               Altar Rock is a Delaware limited partnership
               Each of Raptor Portfolio and BVI Portfolio is a Cayman Islands company

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01 per share

Item 2(e).     CUSIP Number:

               652463100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section
                 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of January 23, 2001).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     See Item 5 of cover pages
                     ----------------------------------------
               (ii)  shared power to vote or to direct the vote
                     See Item 6 of cover pages
                     ----------------------------------------
               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     ----------------------------------------
               (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                     ----------------------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (202,313 shares), Altar Rock (14,555 shares), BVI Portfolio (419,539 shares), and Raptor Portfolio (2,386,693 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Altar Rock, BVI Portfolio, and Raptor Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
           Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Dated:  March 16, 2001


                            TUDOR INVESTMENT CORPORATION


                            By:       /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Vice President and Associate General Counsel



                                   /s/ Paul Tudor Jones, II
                            ----------------------------------------------------
                                   Paul Tudor Jones, II


                            THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                            By: Tudor Investment Corporation,
                                Trading Advisor


                                By:      /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel

                            TUDOR PROPRIETARY TRADING, L.L.C.


                            By:       /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Vice President and Associate General Counsel


                            THE ALTAR ROCK FUND L.P.

                            By: Tudor Investment Corporation,
                                General Partner


                                By:      /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel

                            THE RAPTOR GLOBAL PORTFOLIO LTD.

                            By: Tudor Investment Corporation,
                                Investment Advisor


                                By:        /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel